Exhibit 10.25

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN PRINCETON UNIVERSITY AND

BIONANOMATRIX LLC

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TABLE OF CONTENTS

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ii

TABLE OF CONTENTS

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LICENSE AGREEMENT

BETWEEN PRINCETON UNIVERSITY AND

BIONANOMATRIX LLC

THIS LICENSE AGREEMENT (this “Agreement”) is made as of the 7th day of January, 2004 (the “Effective Date”) by and between the Trustees of PRINCETON UNIVERSITY, a not-for-profit corporation duly organized and existing under the laws of the State of New Jersey, U.S.A. (“Princeton”), and BIONANOMATRIX LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (“BioNanomatrix”).

BACKGROUND

WHEREAS, certain inventions disclosed under […***…], generally characterized as […***…], […***…], […***…], and […***…] (collectively, the “Inventions”) were made in the course of research at Princeton by the inventors listed on Exhibit A (the “Inventors”);

WHEREAS, BioNanomatrix wishes to obtain certain rights from Princeton for the commercial development, manufacture, use and sale of the Inventions;

WHEREAS, Princeton is willing to grant certain rights and licenses with respect to the Inventions in accordance with the terms and conditions of this Agreement; and

WHEREAS, Princeton is desirous that the Inventions be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

1.1 “Affiliate” means (i) any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with BioNanomatrix to the extent of at least 50% of the outstanding stock or other measure of voting rights with respect to the management of the corporation or business entity and (ii) any joint venture in which BioNanomatrix or an Affiliate participates that markets Licensed Products or Services.

1.2 “BioNanomatrix Improvement” shall mean any modification, enhancement or other improvement developed solely by BioNanomatrix, its employees, consultants or […***…], unless (a) all or part of the cost thereof is paid from Princeton funds or from funds administered by Princeton, (b) such modification, enhancement or improvement is made as a direct result of Princeton duties, or (c)

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such modification, enhancement or improvement has been developed in whole or in part through the utilization of Princeton resources (except as otherwise set forth in a written agreement between BioNanomatrix and Princeton or one of its facilities relating to the use of Princeton resources) in which case, such modification, enhancement or improvement shall be considered a Joint Improvement.

1.3 “Federal Government Interest” shall mean the rights of the United States Government and agencies thereof under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§200-212, and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

1.4 “Field of Use” shall mean all fields of use […***…].

1.5 “Inventions” shall mean the inventions covered by claims of the Princeton Patent Rights that are owned or controlled by Princeton and are listed on Exhibit A, and that are contained within the Field of Use.

1.6 “Joint Improvement” shall mean any modification, enhancement or other improvement relating to the Inventions developed jointly by both Princeton and BioNanomatrix inventors, as determined by U.S. patent law.

1.7 “Licensed Method” shall mean any process or method that is covered by the Princeton Patent Rights whose use or practice would constitute, but for the license granted to BioNanomatrix pursuant to this Agreement, an infringement of a Valid Claim of the Princeton Patent Rights.

1.8 “Licensed Product” shall mean any material or product or kit, or any process, or procedure that (1) would constitute, but for the license granted to BioNanomatrix pursuant to this Agreement, an infringement of a Valid Claim of the Princeton Patent Rights or (2) is developed, made, sold, registered, or practiced using Licensed Method or which may be used to practice the Licensed Method, in whole or in part.

1.9 “Net Sales” shall mean the total of […***…].

1.10 “Princeton Improvement” shall mean any modification, enhancement or other improvement to the Inventions developed solely by Princeton.

1.11 “Princeton Patent Rights” shall mean all rights embodied in PCT patent applications bearing serial nos. […***…], and U.S. patent

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application bearing serial no. […***…], corresponding U.S. and foreign patent applications or issued patents, including any provisionals, divisionals, continuations, reissues and extensions derived therefrom, such as patent term restorations, supplementary protection certificates, etc., to the foregoing that may be filed by or granted to Princeton during the term of this Agreement, to the fullest extent that Princeton currently has, or in the future is adjudicated by a court of competent jurisdiction to have, rights in the aforementioned PCT and U.S. patent applications.

1.12 “Services” means the use of the Licensed Product or Licensed Method to provide a service to an independent third party.

1.13 “Service Income” means the total of […***…].

1.14 “Sublicensee Income” means all […***…]; provided, that, Sublicensee Income shall not include: […***…].

1.15 “Territory” shall mean all countries of the world.

1.16 “Valid Claim” shall mean (i) a claim of an issued and unexpired patent included within the Princeton Patent Rights which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a pending patent application within the Princeton Patent Rights and for which not more than five (5) years has elapsed from the filing date to which the claim is entitled.

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2. Grant of License.

2.1 Grant of License. Subject to Section 12.1 and the other limitations set forth in this Agreement and subject to the Federal Government Interest, if any, Princeton hereby grants to BioNanomatrix in the Territory a worldwide, exclusive right and license in the Field of Use under the Princeton Patent Rights to make, have made, use, have used, reproduce, sublicense, create and implement improvements, distribute, import, export, market, promote, offer to sell, sell, have sold, rent, and lease Licensed Products and Services, including, without limitation, the right to make, have made, further develop; improve, use, sell and distribute the Licensed Products and Services for all commercial, military and other applications and to practice the Licensed Method. For purposes of clarification, nothing contained in this Agreement shall prevent BioNanomatrix from utilizing any intellectual property of third parties, or any intellectual property developed by BioNanomatrix after the date hereof, relating to […***…], alone or in combination with the intellectual property rights granted under this Agreement.

It being expressly understood and acknowledged by BioNanomatrix that in so utilizing such intellectual property, it may be necessary to acquire rights to other Princeton patents or claims, including but not limited to those claiming […***…], that are not licensed herein. No implied license to such other Princeton patents, or claims, including but not limited to those claiming […***…], is implied, or conferred in this Section 2.1.

2.2 Limitation. Princeton agrees not to license, assign or otherwise transfer any portion of the Inventions in the Field of Use, except that Princeton retains the rights to use the Inventions for educational and internal research and development activities throughout Princeton, including the right to develop Princeton Improvements to the Inventions and apply for government grants relating thereto. For the avoidance of doubt, noting contained herein shall prevent Princeton from licensing to any third party any Princeton Patent Rights outside of the Field of Use.

2.3 Covenant not to Sue. BioNanomatrix hereby grants, and will cause its Affiliates, licensees and sub-licensees to grant, a limited covenant not to sue under the Princeton Patent Rights to one Princeton designee. The scope of the covenant not to sue granted under the Princeton Patent Rights shall be limited to the use, manufacture, sell or offer for sale of […***…] machines, parts and accessories, and improvements to any of the preceding, that are covered by a Valid Claim of the Princeton Patent Rights. The parties agree that the initial Princeton designee shall be the […***…]. Princeton reserves the right to change the Princeton designee from time to time.

2.4 Notice Provision. Provided BioNanomatrix is in compliance with all of the terms under this Agreement and where Princeton is legally able, for a period of […***…] from the Effective Date, Princeton shall make a good faith effort to disclose to BioNanomatrix on a non-exclusive basis, non-confidential information of any Princeton Improvements to the Inventions within the Field of Use, made to Princeton within a reasonable time after it has been disclosed to Princeton.

3. Sublicensing.

3.1 Sublicense Grant. Princeton grants to BioNanomatrix the right to grant sublicenses to third parties and Affiliates under the licenses granted in Sections 2.1 and 2.2. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Princeton (and, if applicable, to the United States Government) that are contained in this Agreement.

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3.2 Notice. Within […***…] after execution thereof, BioNanomatrix shall provide Princeton with a copy of each sublicense issued hereunder, subject to any confidentiality obligations.

3.3 Continuation of Sublicenses. Upon termination of this Agreement for any reason and within […***…] of such termination, any sublicensee not then in default shall have the right to request in writing that its sublicense be assigned to Princeton. Such assignment shall be subject to Princeton’s approval, such approval not to be unreasonably withheld. Additionally, Princeton shall in good-faith consider any reasonable request by a sublicensee for a modification of its obligations under the sublicense

4. Ownership. Subject to Section 12.1, Princeton shall have and retain all right, title and interest to the Inventions, subject to the license rights and Federal Government Interest set forth in Section 2.

4.1 Princeton Improvements. Princeton Improvements shall be owned by Princeton.

4.2 Joint Improvements. Joint Improvements shall be owned jointly by Princeton and BioNanomatrix and […***…].

4.3 BioNanomatrix Improvements. BioNanomatrix Improvements shall be owned by BioNanomatrix.

5. Due Diligence.

5.1 Commercially Reasonable Efforts. BioNanomatrix shall use commercially reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefore.

5.2 Judgment. BioNanomatrix shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.

5.3 Governmental Approvals. BioNanomatrix shall use commercially reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products or Services.

5.4 Milestones.

(a) BioNanomatrix shall raise at least […***…] on or before […***…].

(b) BioNanomatrix shall have raised at least […***…] prior to […***…].

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(c) BioNanomatrix shall prepare a full business plan suitable for distribution to additional investors by […***…].

(d) BioNanomatrix shall develop a […***…] incorporating at least a portion of the Princeton Patent Rights by […***…].

(e) BioNanomatrix shall identify a […***…] by […***…].

(f) BioNanomatrix shall achieve a first commercial sale of Licensed Products or Licensed Methods by […***…].

(g) BioNanomatrix shall achieve total sales of […***…] of at least […***…] during the calendar year ending […***…].

6. Payment Terms.

6.1 License Payment. BioNanomatrix agrees to pay to Princeton a license fee of […***…] (the “License Fee”). The License Fee shall be payable by BioNanomatrix in […***…]. In the event this Agreement is terminated by BioNanomatrix for any reason before […***…], then BioNanomatrix shall not be obligated to […***…]. The License Fee is […***…]. After payment of these amounts, there shall be no further payment obligations of BioNanomatrix except as set for the Sections 6.2 through 6.8.

6.2 License Maintenance Fee. BioNanomatrix agrees to pay to Princeton a license maintenance fee of […***…] beginning three years after the Effective Date, and continuing annually on the anniversary of the Effective Date each subsequent year (the “License Maintenance Fee”); provided that, beginning with the first commercial sale of a Licensed Product or Service, the License Maintenance Fee payable on any due date shall be reduced by the amount of any earned royalty paid to Princeton on sales of Licensed Product or Services during the preceding 12 month period. The License Maintenance Fee is […***…].

6.3 Sublicense Income. BioNanomatrix shall pay to Princeton […***…] of all Sublicense Income, to be paid in accordance with the schedule and conditions in Sections 6.5, 6.6(b), 6.7 and 6.8.

6.4 Royalties on Licensed Products. BioNanomatrix shall pay to Princeton a royalty of […***…] of Net Sales of Licensed Products, during the term of this Agreement. Sales among BioNanomatrix, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon sales

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or transfers between unrelated third parties and shall be based on arms length consideration. Notwithstanding anything to the contrary contained herein, in the event that a Licensed Product is also covered by valid claim of a patent right or is also developed, made, sold, registered or practiced using a method licensed from Princeton pursuant to a separate agreement, then BioNanomatrix shall only be required to pay to Princeton […***…].

6.5 Royalties for Services. BioNanomatrix shall pay to Princeton a royalty of […***…] of Service Income, during the term of this Agreement. Sales among BioNanomatrix, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon sales or transfers between unrelated third parties and shall be based on arms length consideration. Notwithstanding anything to the contrary contained herein, in the event that a Service is also covered by valid claim of a patent right or is also developed, made, sold, registered or practiced using a method licensed from Princeton pursuant to a separate agreement, then BioNanomatrix shall only be required to pay to Princeton […***…].

6.6 Third Party Payments.

(a) If BioNanomatrix, in order to make, use, sell or otherwise dispose of Licensed Products or Services in any jurisdiction, reasonably determines that it must make payments (“Third Party Payments”) to one or more independent third parties to obtain license or similar rights to make, use, sell or otherwise dispose of Licensed Products or Services in said jurisdiction, BioNanomatrix may reduce the future royalties due Princeton pursuant to Section 6.4 or 6.5 by the amount of […***…].

(b) In the event that any patent or any claim thereof included within the Princeton Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to make Payments based on such patent or claim shall cease as of the date of such final decision with respect to such country. BioNanomatrix shall not, however, be relieved from paying any royalties that accrued before such claim was asserted or that are based on another patent or claim not involved in such decision.

6.7 Sales to the United States Government. If a license to the Invention has been granted to the United States Government, no royalties shall be payable hereunder on Licensed Products or Services sold to the United States Government. BioNanomatrix and its sublicensees shall […***…].

6.8 Payment.

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(a) After […***…], the royalties payable to Princeton shall be made by BioNanomatrix to Princeton within […***…] during the term of this Agreement. After termination or expiration of this Agreement, a final payment shall be made by BioNanomatrix covering the whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of royalties as described in Section 6.9 hereunder.

(b) All payments shall be payable in United States Dollars in Princeton, New Jersey. When Licensed Products or Services are sold for monies other than United States Dollars, such amounts shall first be determined in the foreign currency of the country in which such Licensed Products or Services were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the applicable reporting period.

(c) In the event any amounts due Princeton hereunder, including […***…], are not received when due, BioNanomatrix shall pay to Princeton interest charges at a rate of […***…] per annum. Such interest shall be calculated from the date payment was due until actually received by Princeton.

6.9 Written Statement. Along with each remittance of payments to Princeton, BioNanomatrix shall include a report covering BioNanomatrix’s most recently completed calendar quarter and will show the payments in U.S. Dollars with respect to Net Sales and sublicensing revenue. If no sales of Licensed Products or Services have been made during any reporting period, a statement to this effect shall be made by BioNanomatrix.

6.10 Books and Records; Audits. BioNanomatrix agrees to maintain and retain, in accordance with generally accepted accounting practices, complete and accurate records showing all transactions and information relating to this Agreement for a period of three years from the date of entry to which they pertain. Upon the written request of Princeton and not more than once in each calendar year, BioNanomatrix shall permit an independent certified public accounting firm (other than on a contingency fee basis) selected by Princeton and acceptable to BioNanomatrix (which acceptance by BioNanomatrix shall not be unreasonably withheld), to have access during normal business hours to such records of BioNanomatrix as may be reasonably necessary to verify BioNanomatrix’s compliance with the payment terms of Section 6. The accounting firm shall enter into an acceptable and customary confidentiality agreement with BioNanomatrix obligating the accounting firm to retain in confidence all information of BioNanomatrix which it obtains in performing such audits hereunder, and such audit shall be subject to BioNanomatrix’s third party confidentiality obligations. Any audit under this Section 6.10 shall be at the expense of Princeton, provided, however, if such audit reveals an underpayment by BioNanomatrix of more than […***…], the cost of such audit shall be paid by BioNanomatrix.

6.11 Taxes. BioNanomatrix shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance

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of royalty income for sales occurring in any such country other than income taxes due from Princeton. BioNanomatrix shall also be responsible for all bank transfer charges.

6.12 Reports. Beginning […***…], and annually thereafter, BioNanomatrix shall submit to Princeton a progress report covering BioNanomatrix’s activities related to the development of all Licensed Products and Services. Such reports shall include sufficient information to enable Princeton to determine BioNanomatrix’s progress in fulfilling its obligations under Section 5 hereunder.

7. Confidentiality.

7.1 Confidential Information. The parties understand and agree that in the performance of this Agreement each party may have access to proprietary or confidential data or information of the other party, including, but not limited to, trade secrets, intellectual property, services and/or the business, finances, or affairs of either party (“Confidential Information”). Confidential Information may be communicated orally, visually, in writing or in any other recorded or tangible form. All data and information shall be considered to be Confidential Information hereunder (i) if either party has marked them as such, (ii) if either party, orally or in writing, has advised the other party of their confidential nature, or (iii) if, due to their character or nature, a reasonable person in a like position and under like circumstances would treat them as confidential.

7.2 Disclosure of Confidential Information. During the term of this Agreement, either party may disclose certain Confidential Information (the “Disclosing Party”) to the other party (the “Receiving Party”) solely to permit the performance of obligations under this Agreement. The Receiving Party shall refrain from using, exploiting, or copying any and all Confidential Information for any purposes or activities other than those specifically authorized in this Agreement. The Receiving Party shall not disclose any Confidential Information to any third party, except to its employees, agents, representatives or sub-distributors as necessary for the performance of its obligations under this Agreement. Each party shall implement effective security procedures in order to avoid disclosure or misappropriation of the other party’s Confidential Information. Each employee, agent or representative who will have access to any Confidential Information shall execute a reasonable nondisclosure agreement which prohibits the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. The Receiving Party shall immediately notify the Disclosing Party of any unauthorized disclosure or use of any Confidential Information by the Disclosing Party that comes to Receiving Party’s attention and shall take all action that the Disclosing Party reasonably requests to prevent any further unauthorized use or disclosure thereof.

7.3 Exceptions. The provisions of this Section 7 will not apply, or will cease to apply, to Confidential Information supplied by the Disclosing Party that (i) was in the Receiving Party’s possession prior to receipt from the Disclosing Party as shown by files existing at the time of disclosure, (ii) has come into the public domain other than through a breach of confidentiality by the Receiving Party, (iii) was developed independently by employees of the Receiving Party or by persons who have not had access to the Disclosing Party’s Confidential Information, (iv) was or is lawfully obtained, directly or indirectly, by the Receiving Party from a third party under no obligation of confidentiality, or (v) is required to be disclosed pursuant to

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any statutory or regulatory provision or court order; provided, however, that the Receiving Party provides notice thereof to the Disclosing Party, together with the statutory or regulatory provision, or court order, on which such disclosure is based, as soon as practicable prior to such disclosure so that the Disclosing Party has the opportunity to obtain a protective order or take other protective measures as it may deem necessary with respect to such information.

7.4 Survival. The obligations of the parties under this Section 7 shall remain in effect for five (5) years from the date of termination or expiration of this Agreement.

8. Use of Names.

8.1 Use of Names. Nothing contained in this Agreement shall be construed as granting any right to the parties to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by one party of the other party’s name is expressly prohibited, and such party shall not use such names of the other party with such party’s prior written consent.

9. Patent Prosecution and Maintenance.

9.1 Patent Filings for Inventions. Princeton shall diligently prosecute and maintain all United States and foreign patents comprising Princeton Patent Rights using counsel designated by BioNanomatrix, subject to Princeton’s approval, not to be unreasonably withheld. Patent counsel shall take instructions only from Princeton, unless given permission by Princeton to take advice from BioNanomatrix; provided, however, that BioNanomatrix shall not be prohibited from contacting such patent counsel to participate in and provide comments on the filing, prosecution and maintenance of patents under Princeton Patent Rights. Princeton shall promptly deliver to BioNanomatrix, or have patent counsel deliver to BioNanomatrix, any communications with the applicable patent office, including without limitation, copies of all office actions and drafts of all proposed responses and any patentability search reports made by patent counsel, including patents located, a copy of each patent application, and each patent that issues thereon. It is the intent of the parties that all materials shall be provided to BioNanomatrix with appropriate lead time for BioNanomatrix to review and comment upon such materials prior to their submission to the applicable patent office.

9.2 Amendments. Princeton shall give due consideration to amending any patent application to include claims reasonably requested by BioNanomatrix to protect the Licensed Products and Services contemplated to be sold under this Agreement.

9.3 BioNanomatrix Improvements. At BioNanomatrix’s cost and expense, BioNanomatrix shall file and prosecute on its own behalf any applications for patent rights relating to any BioNanomatrix Improvements after the Effective Date, and any patents issued on the BioNanomatrix Improvements shall be owned by BioNanomatrix and shall be in BioNanomatrix’s name.

9.4 Initial Costs. BioNanomatrix shall pay Princeton […***…] relating to costs of preparing, filing, prosecuting and maintaining,

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the patent applications contained in the Princeton Patent Rights, including interferences and oppositions, and all corresponding foreign patent applications and patents incurred prior to the Effective Date (the “Initial Costs”). Such amount for the Initial Costs shall be due within […***…] of the Effective Date. Costs of preparing, filing, prosecuting, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents contained in the Princeton Patent Rights incurred after the Effective Date (“Future Costs”) shall be paid by BioNanomatrix within […***…] of receipt of the invoice for such Future Costs. Failure to pay these bills in a timely manner is grounds for terminating the Agreement. After BioNanomatrix has been notified two times of failure to pay bills in a timely manner, Princeton may terminate the Agreement upon written notice to BioNanomatrix.

9.5 Foreign Applications. Princeton shall, at the request of BioNanomatrix, file, prosecute and maintain patent applications and patents covered by Princeton Patent Rights in foreign countries if available. BioNanomatrix consents to the filing of all PCT and foreign patent applications that have already been filed as of the Effective Date. If Princeton desires to file a patent application in any country or countries in which BioNanomatrix has not elected to secure patent rights, Princeton shall notify BioNanomatrix of Princeton’s intention to file such application. BioNanomatrix shall have […***…] from the receipt of such notice to notify Princeton of BioNanomatrix’s desire to have such patent application filed at BioNanomatrix’s expense. If Princeton does not receive notice from BioNanomatrix within such 15-day period, Princeton may file such applications, at Princeton’s sole cost and expense and the resultant patent applications, and resulting patents, shall not be subject to the license agreement.

9.6 Discontinuance. BioNanomatrix’s obligation to pay Future Costs shall continue for so long as this Agreement remains in effect, provided, however, that BioNanomatrix may terminate its obligations with respect to any given patent application or patent upon three months’ written notice to Princeton. Princeton shall use reasonable efforts to curtail Future Costs when such a notice is received from BioNanomatrix. BioNanomatrix shall promptly pay Future Costs that cannot be so curtailed. Commencing on the effective date of such notice, Princeton may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and BioNanomatrix shall have no further right or licenses thereunder.

9.7 Recordation. If either Princeton or BioNanomatrix so requests in writing, the parties will promptly file and record with the United States Patent Office, and with any other applicable patent office or authority, a copy or memorandum of this Agreement and any other agreement granting BioNanomatrix rights in the Invention.

9.8 Cooperation. Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Article.

10. Patent Marking.

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10.1 Patent Marking. BioNanomatrix shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

11. Patent Infringement.

11.1 Infringement of Invention.

(a) In the event that Princeton or BioNanomatrix becomes aware of infringement of the Princeton Patent Rights, that party shall notify the other party in writing within thirty (30) days of becoming aware of such infringement. Any Licensee of the Princeton Patent Rights in other Fields of Use (a “Third-Party Licensee”) will also be notified in writing by Princeton, subject to the exception set forth in Section 11.1(b) of this Agreement. However, in no event will the Third-Party Licensee be notified of any infringement prior to BioNanomatrix being notified of such infringement. Both parties agree that during the period after notification of infringement and prior to a decision to commence any legal action against the infringement, neither party will notify the infringing entity or person of the infringement of any of Princeton Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use commercially reasonable efforts in cooperation with each other to attempt to terminate such infringement without litigation. If Princeton is initially made aware of any infringement of the Princeton Patent Rights by a Third-Party Licensee and Princeton notifies BioNanomatrix of such infringement, BioNanomatrix agrees it will not notify the infringing entity or person of the infringement of any of Princeton Patent Rights and will use commercially reasonable efforts in cooperation with Princeton and any Third-Party Licensee to attempt to terminate such infringement without litigation.

(b) In the event that the Third-Party Licensee is the infringer or is materially involved in the infringement of the Princeton Patent Rights, Princeton shall not notify the Third-Party Licensee of the infringement without first obtaining consent of BioNanomatrix, which consent shall not be unreasonably denied. Furthermore, notwithstanding Section 11.1(c) of this Agreement, the Third-Party Licensee shall not be allowed to join Princeton or BioNanomatrix in any legal action taken against any infringement of the Princeton Patent Rights when the Third-Party Licensee is the infringer or is materially involved in the infringement of the Princeton Patent Rights.

(c) BioNanomatrix may request that Princeton take legal action against any infringement of Princeton Patent Rights, including, but not limited to, the filing of a temporary restraining order, a preliminary injunction and/or suit. In the event BioNanomatrix request the filing of a temporary restraining order and/or preliminary injunction, Princeton will make commercially reasonable efforts to evaluate such request within twenty (20) days of receipt. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to BioNanomatrix. If the infringing activity has not been abated within one hundred (100) days following the date of such request, Princeton shall have the right to

(i) commence suit on its own account; or

(ii) refuse to participate in such suit;

and Princeton shall give notice of its election in writing to BioNanomatrix by the end of the one-hundredth (100th) day after receiving notice of such request to take legal action from BioNanomatrix. If and only if Princeton elects not to commence suit for such infringement, BioNanomatrix may thereafter, but shall not be obligated to, bring suit for such infringement if the infringement occurred during a period and in a jurisdiction and in a Field of Use where BioNanomatrix had exclusive rights under this Agreement. In the event BioNanomatrix elects to bring suit in accordance with this paragraph, the parties also acknowledge and agree that any Third- Party Licensee may also join in such a suit at its own expense, subject to the exception set forth in Section 11.1(b) of this Agreement, if the infringement occurred during a period and in a jurisdiction where the Third-Party Licensee had exclusive rights in the Princeton Patent Rights in other Fields of Use under a License Agreement with Princeton. Furthermore, in the event BioNanomatrix elects to bring suit in accordance with this paragraph, Princeton may thereafter join such suit at its own expense.

(d) Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Princeton and BioNanomatrix, or where any Third-Party Licensee is a party to the suit, shall be shared equally, after paying the reasonable legal expenses of the parties to the suit. The net recoveries shall be divided on a pro-rata basis among BioNanomatrix, Princeton and any Third-Party Licensee of the Princeton Patent Rights in other fields of use, after reimbursing the participating parties for their own respective reasonable out-of-pocket expenses, reasonable costs and reasonable legal feesIn the event that the suit is settled prior to a court determination or binding arbitration, Princeton, BioNanomatrix and any Third-Party Licensee shall divide the net recoveries equally, after reimbursing the participating parties for their own respective reasonable out-of-pocket expenses, reasonable costs and reasonable legal fees.

(e) Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party or parties bringing the litigation proceedings, on account of whom suit is brought. In the absence of a written agreement to the contrary, such litigation proceedings instituted hereunder shall be controlled by the party initiating the litigation proceeding. Each party may be represented by counsel of its choice at its own expense.

11.2 Infringement of Third Party Rights. BioNanomatrix shall have the right, but not the obligation, to defend against any claim, complaint, suit, proceeding or cause of action, brought against BioNanomatrix, which claims that use of the Inventions infringes any intellectual property right of any third party. Princeton agrees to (i) notify BioNanomatrix promptly in writing of any such claim, (ii) permit BioNanomatrix to defend, compromise or settle such claim solely at BioNanomatrix’s discretion, and (iii) provide BioNanomatrix with reasonably available information and assistance regarding such claim. BioNanomatrix agrees to notify Princeton of any claim and reasonably update Princeton regarding the status of any such claim.

11.3 Cooperation. Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice.

12. Limited Warranty.

12.1 Princeton Representations and Warranties. BioNanomatrix hereby acknowledges that the Princeton Patent Rights are currently the subject of litigation between third parties. BioNanomatrix further acknowledges that a third party may be the sole owner or the joint owner of all or certain portions of the Princeton Patent Rights and that Princeton may not have the right or ability to grant to BioNanomatrix an exclusive right and license in the Field of Use under the Princeton Patent Rights. In the event it is determined that Princeton has no right or ability to grant to BioNanomatrix an exclusive right and license in the Field of Use under the Princeton Patent Rights, BioNanomatrix’s sole remedy against Princeton is the return by Princeton and any and all consideration, including, but not limited to, Initial Costs, Future Costs and the payments specified in Sections 5.1 and 5.2, received from BioNanomatrix for the grant of the license herein. BioNanomatrix waives any and all other damage claims against Princeton, its trustees, officers, agents and employees. Subject to foregoing, Princeton hereby represents and warrants to BioNanomatrix that:

(a) Princeton has the right to grant the licenses granted to BioNanomatrix under this Agreement;

(b) upon execution and delivery of this Agreement, BioNanomatrix shall have the exclusive right and license, except as set forth herein, to make, have made, use, sell, import and offer to sell the Inventions and the Licensed Products and Services under all of the Patent Rights;

(c) Princeton is the sole owner of the Inventions by assignment from the Inventors of their entire right, title and interest in the Inventions; and

(d) as of the Effective Date there are no known or pending claims or actions in which Princeton is a named party regarding the Inventions..

12.2 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 12.1, THIS LICENSE AND THE ASSOCIATED INVENTIONS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. PRINCETON MAKES NO REPRESENTATION OR WARRANTY THAT A LICENSED PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

12.3 Limitation of Liability. EXCEPT AS PROVIDED FOR IN SECTION 14.1, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTIONS OR LICENSED PRODUCTS OR LICENSED METHOD.

12.4 Further Disclaimer of Warranties. Nothing in this Agreement shall be construed as:

(a) a warranty or representation by Princeton as to the scope of any Princeton Patent Rights; or

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property of third parties; or

(c) an obligation to bring or prosecute actions or suits against third parties except as provided in Section 11; or

(d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Princeton other than Princeton Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Princeton Patent Rights; or

(e) an obligation to furnish any know-how not provided in the Princeton Patent Rights; it being understood that BioNanomatrix may use, in the Field of Use on a nonexclusive basis, all know-how owned or controlled by Princeton within the Princeton Patent Rights and within the Field of Use and possessed by its consultants and employees currently or previously employed by Princeton that is not covered by any other Princeton patent rights or to which Princeton does not owe a third party an exclusive right to use.

13. Term and Termination.

13.1 Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in full force and effect from the Effective Date and shall remain in effect in each country of the Territory until the later of (a) the last sale of a Licensed Product or Service or (b) the expiration of all of the Princeton Patent Rights.

13.2 Termination by BioNanomatrix. BioNanomatrix may terminate this Agreement at any time upon sixty (60) days written notice to Princeton.

13.3 Termination by Princeton. The failure by BioNanomatrix to comply with any of the material obligations contained in this Agreement shall entitle Princeton to give written notice to BioNanomatrix to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or diligent steps are not taken to cure if by its nature such default could not be cured within sixty (60) days, Princeton shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement.

13.4 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either party against the other. The provisions of Sections 4, 6.10, 7, 8, 12, 13, 14 and 15 shall survive any termination of this Agreement.

13.5 Section 365(n). BioNanomatrix and Princeton acknowledge that the rights granted to BioNanomatrix under this Agreement shall be considered “rights to intellectual property” under Section 365(n) of the United States Bankruptcy Act.

14. Indemnification; Insurance.

14.1 Indemnification by BioNanomatrix. BioNanomatrix will indemnify and hold harmless Princeton, its trustees, officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including reasonable attorneys’ fees) (individually, a “Liability” and collectively, the “Liabilities”) which result from or arise out of the development, use, manufacture, promotion, sale, distribution or other disposition of any Licensed Products or Services by BioNanomatrix, its Affiliates, assignees, vendors or other third parties, including all claims for personal injury, including death, or property damage arising from any of the foregoing, except to the extent such claims result from the willful misconduct of the Indemnified Parties. This indemnification shall include, but not be limited to, any and all claims relating to products liability and any and all claims or suits for which either party is found to have been wholly or partially negligent.

14.2 Insurance. Before the first commercial sale of a Licensed Product or Service and thereafter, BioNanomatrix will maintain general liability insurance covering all claims, including products liability, which policy shall i) be in such form and amount of coverage and written by such company as is reasonable and customary in the industry but in no case less than $1,000,000 per occurrence, ii) provide that such policy is primary and not excess or contributory with regard to other insurance Princeton may have, iii) provide at least thirty (30) days’ notice to Princeton of cancellation, and iv) include Princeton and Princeton’s directors, officers and employees, as additional named insureds. BioNanomatrix will furnish Princeton, upon request, written confirmation issued by the insurer or any independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

15. Miscellaneous Provisions.

15.1 Assignment. No rights under this Agreement may be assigned by either party without the express consent of the other; provided, however, BioNanomatrix may, upon prior notice to Princeton, sublicense, assign or otherwise transfer this Agreement, without Princeton’s consent, to (i) a purchaser of all or substantially all of BioNanomatrix’s stock or assets or the line of business to which the agreement relates, provided that such purchaser, agrees in writing to be bound by the terms of this Agreement.

15.2 Export Controls. It is understood that Princeton is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by BioNanomatrix that BioNanomatrix shall not export data or commodities to certain foreign countries without prior approval of such agency. Princeton neither represents that a license shall not be required nor that, if required, it shall be issued.

15.3 Payment, Notices and Other Communications. Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) business days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, or (c) the next business day if sent by recognized overnight courier, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Princeton:

Office of Technology Licensing & Intellectual Property

Princeton University

4 New South Building, P.O. Box 36

Princeton, New Jersey 08544

Fax: (609) 258-1159

Phone: (609) 258-1570

In case of BioNanomatrix:

Han Cao, Ph.D.

1131 Great Road (PO Box 75)

Blawenburg, NJ 08504

With a copy to

Unus LLC

2800 Highland Court South

Birmingham, Alabama 35205

Fax: (205) 933-9668

Phone: (205) 933-9137

or to such other address or addresses as may from time to time be given in writing by either party to the other pursuant to the terms hereof.

15.4 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New Jersey, without giving effect to its choice of law provisions; except, however, that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.5 Entire Agreement. This Agreement and its Exhibits constitute and contain the entire understanding and agreement of the parties respecting the subject matter of this Agreement and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the parties, whether oral or written, regarding such subject matter.

15.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the date of this Agreement. If, after taking into account said voided provision(s), the parties are unable to realize the practical economic benefit contemplated on the Effective Date, the parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the parties on the Effective Date.

15.8 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

15.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that Princeton shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of BioNanomatrix.

15.10 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

15.11 Headings. The captions to the sections in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

15.12 Force Majeure. The failure of a party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

15.13 Relationship of the Parties. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Princeton or BioNanomatrix as partners or joint venturers with respect to any of the transactions or business activities described in this Agreement or to be undertaken by BioNanomatrix. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the Effective Date.

THE TRUSTEES OF PRINCETON UNIVERSITY

By:	/s/ Michelle D. Christy
Name: Michelle D. Christy
Title: Director, Office of Research and Project Administration

BIONANOMATRIX LLC

By:	/s/ Han Cao
Name: Dr. Han Cao, PhD.
Title: CEO

READ AND UNDERSTOOD

By:	/s/ […***…]
Name: […***…]
Title: Inventor

***Confidential Treatment Requested

EXHIBIT A

Inventions and Inventors

Inventions:

[…***…], generally characterized as […***…], […***…], […***…], and […***…], respectively.

Inventors:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested